Exhibit 12

Eversheds Sutherland (US) LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980

March 31, 2019

Pathway Capital Opportunity Fund, Inc.

10 East 40th Street, 42nd Floor

New York, New York 10016

Triton Pacific Investment Corporation, Inc.

6701 Center Drive, Suite 1450

Los Angeles, California 90045

Ladies and Gentlemen:

We have acted as special tax counsel to Pathway Capital Opportunity Fund, Inc. (“PWAY”), a Maryland corporation that is a registered closed-end investment company under the Investment Company Act of 1940 (the “1940 Act”) and that operates as an interval fund. PWAY entered into an Amended and Restated Agreement and Plan of Merger, dated as of February 12, 2019 (the “Merger Agreement”), with Triton Pacific Investment Corporation, Inc. (“TPIC”), a Maryland corporation that has elected to be regulated as a business development company (“BDC”) under the 1940 Act. Pursuant to the Merger Agreement, PWAY will merge with and into TPIC (the “Merger”). Following completion of the Merger, TPIC will be renamed as TP Flexible Income Fund, Inc. (“FLEX”) and will continue to be a BDC. Each of PWAY and TPIC has elected to be treated for U.S. federal income tax purposes as a Regulated Investment Company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. At your request, and in connection with the filing of the Form N-14 (as amended or supplemented through the date hereof, the “Registration Statement”), including the proxy statement contained therein, we are rendering our opinion concerning certain U.S. federal income tax matters resulting from the Merger.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, the joint proxy statement and prospectus contained therein (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that:

i.	the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents,

ii.	the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party),

iii.	the statements concerning the transaction and the parties thereto set forth in the Merger Agreement are true, correct, and complete, and the Registration Statement is true, correct, and complete,

Eversheds Sutherland (US) LLP is part of a global legal practice, operating through various separate and distinct legal entities, under Eversheds Sutherland. For a full description of the structure and a list of offices, please visit www.eversheds-sutherland.com.

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iv.	the factual statements and representations made by PWAY and TPIC in their respective officer’s certificate dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, correct, and complete as of the date hereof and will remain true, correct, and complete at all times up to and including the Effective Time,

v.	any such statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, correct, and complete without such qualification, and

vi.	each of PWAY, TPIC, and their respective shareholders will treat the Merger for U.S. federal income tax purposes in a manner consistent with the opinion set forth below.

If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable U.S. federal income tax law, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

We express no opinion on any issue relating to the tax or nontax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury regulations promulgated thereunder, published and private rulings of the IRS and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform PWAY or TPIC of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Eversheds Sutherland (US) LLP